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                                     FORM OF
             AMENDED AND RESTATED SCHEDULE A DATED JANUARY 29, 2004
                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT
                 DATED OCTOBER 12, 1999 AND AMENDED JUNE 9, 2003
                                     BETWEEN
                         COMMONFUND INSTITUTIONAL FUNDS
                                       AND
                    COMMONFUND ASSET MANAGEMENT COMPANY, INC.


Pursuant to Article 3, the Fund shall pay the Adviser compensation at an annual rate as follows:

                  Portfolio                                  Annual Fee
                  ---------                                  ----------
         CIF Short Duration Fund                             0.19%
         CIF Inflation-Indexed Bond Fund                     0.15-0.35%*
         CIF Core Plus Bond Fund                             0.35%
         CIF Core Equity Fund                                0.45%
         CIF Small Cap                                       0.90%
         CIF All Cap Equity Fund                             0.95%
         CIF International Equity Fund                       0.70%


* Performance Formula. The investment advisory fee will be 0.25% of average daily net assets of the CIF Inflation-Indexed Bond Fund if the total return of the CIF Inflation-Indexed Bond Fund is 0.50% above the return on the Lehman U.S. Tips Index (the "Fulcrum Point"). The fee payable will increase or decrease, as applicable, by an amount equal to 20% of the amount by which the total return of the CIF Inflation-Indexed Bond Fund exceeds or lags the Fulcrum Point (the "Performance Adjustment"), provided, however, that the Performance Adjustment shall not cause the annual fee to exceed 0.35% or be less than 0.15%. Total return of the CIF Inflation-Indexed Bond Fund and return on the Lehman U.S. Tips Index shall be calculated as prescribed in Rule 205-1 under the Investment Advisers Act of 1940.

Fee Accrual. Until the first anniversary of commencement of operations (the "First Anniversary"), the fee shall be calculated and charged daily by reference to the period beginning with the commencement of operations. Thereafter, total return of the CIF Inflation-Indexed Bond Fund and the return on the Lehman U.S. Tips Index shall be calculated by reference to trailing 12 month returns.

Fee Payment. Until the First Anniversary, the fee shall be paid monthly in arrears at a rate equal to 0.15% of average net assets per annum. On the First Anniversary, a fee shall be paid equal to the difference between the fee actually paid to date and the fee payable under the performance formula calculated by reference to trailing 12 month performance. Thereafter, the fee shall be paid monthly in arrears.

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IN WITNESS WHEREOF, the parties hereto have caused this Amended Schedule A to be executed as of January 29, 2004.

Commonfund Institutional Funds      Commonfund Asset Management Company, Inc.


By:___________________________      By:_________________________

Verne Sedlacek                      Michael Strauss
President                           President and Chief Investment Officer

Attest:_______________________      Attest:_____________________